Exhibit 99.2

TRANSCRIPT OF THE REDDY ICE HOLDINGS, INC.
Fourth Quarter and Year End 2003 Earnings Conference Call
February 25, 2004, 10:00 a.m. EST

Operator

Good morning, ladies and gentlemen, and welcome to the Reddy Ice fourth quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by zero. As a reminder, this conference is being recorded today, February 25, 2004.

At this time I would like to introduce our moderator for today, Ms. Lisa Elliott, Vice President of DRG&E. Please go ahead.

L. Elliott	Good morning, everyone. We appreciate your joining us for the Reddy Ice conference call to review fourth quarter and year end results.

Before I turn the call over to management I have a few items to go over. If you would like to receive future Reddy Ice press releases via fax or email, please call the offices of DRG&E and we will add you to the appropriate list. That number is 713-529-6600. If you’d like to hear a replay of today’s call, you can do so for the next 7 days, 24 hours a day by dialing 303-590-3000 and entering the pass code 570613.

As you know, today management is going to discuss certain subjects that will contain forward looking information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including known events and developments that may have an impact on the company’s future operating results. Should one or more of these risks materialize or should underlying assumptions prove incorrect, we caution that actual results could differ materially from those that management might be describing in today’s discussion. Additional detailed information concerning the factors that could cause actual results to differ materially from today’s information is readily available in the company’s SEC filings under the heading “Risk Factors.”

Now I’d like to turn the call over to Mr. Bill Brick, Reddy Ice’s Chairman and Chief Executive Officer. Bill?

B. Brick	Thank you, Lisa. Good morning everyone and thanks for joining us on this conference call.

The purpose of the call today is to discuss the 2003 fourth quarter and year end earnings and our outlook for 2004. As previously announced, we completed the acquisitions of Service Ice Company and Triangle Ice in October and November 2003. I’m pleased to report that we have successfully integrated these new operations by the end of 2003.

In regard to our results for the fourth quarter 2003, we again met our expectations, including the Service Ice and Triangle Ice acquisitions. Revenues of $48.3 million were in the middle of our guidance range of $45-$50 million and $5.3 million greater than last year as our volumes for the quarter remained at historical levels after an unfavorable first half of the year.

Fourth quarter revenues included approximately $3.9 million from acquired businesses. EBITDA as adjusted, hereafter referred to as EBITDA, of $7.7 million, was at the upper end of our previously stated guidance range of $5 million to $8 million. EBITDA increased $3.3 million in the fourth quarter of 2003 compared to the prior year’s fourth quarter. Approximately $800,000 of this increase was due to acquisitions. The remaining increase in EBITDA was primarily a result of good cost controls and elimination of operating lease expenses of approximately $1.1 million related to assets purchased in conjunction with the merger completed on August 15, 2003 and a second lease purchase in November of 2003.

In conjunction with our sponsors and other advisors, we are constantly monitoring the capital markets for ways to improve our capital structure. I’m pleased to announce that last week we amended the terms of our bank term loan to reduce our interest rates by 50 basis points from LIBOR plus 3% to LIBOR plus 2.5%. We anticipate this amendment will save us approximately $800,000 per year in net interest costs.

We believe our current capital structure and reasonable leverage puts us in an excellent position as we go into 2004. We also anticipate the year ahead will provide ample opportunities for us to continue to improve our results.

At this point I’ll turn the call over to Steve Janusek, our Chief Financial Officer, for a more detailed review of the quarter and then I will close with some final comments. Steve?

S. Janusek	Thanks, Bill. Good morning. Let me provide some additional detail regarding the fourth quarter.

Revenues were $48.3 million versus $43.0 million in last year’s fourth quarter, which was in the middle of our guidance range. Once again, approximately $3.9 million of this increase was due to the acquisitions of Service and Triangle Ice. Volumes were slightly above prior year’s fourth quarter.

Cost of sales were $31.2 million in this year’s fourth quarter compared to $29.2 million in the same period of 2002. This increase was due to approximately $2.5 million of additional expenses related to the acquisitions, offset by a decrease of $.5 million in our core business. The gross profit margin was 35.4% compared to 32.1% in the fourth quarter of 2002. The increased margin is due primarily to the elimination of $1.1 million of operating lease expense related to our ice factories and certain other leased equipment which was purchased in November 2003.

Operating expenses for the quarter were $9.3 million, or 19.3% of revenue compared to $9.4 million or 21.9% of revenue in last year’s fourth quarter.  Operating expenses associated with the acquired businesses was approximately $600,000.

EBITDA for the quarter increased $3.3 million to $7.7 million from $4.4 million in last year’s fourth quarter. Once again, approximately $800,000 of this increase was due to the acquired operations. For a reconciliation of EBITDA to net income available to common shareholders please go to our press release on our website, www.reddyice.com.

Depreciation and amortization expense decreased $.5 million quarter-to-quarter and $2.6 million year-to-year. The lower expense this year is due primarily to the merger in August and the related purchase accounting adjustments that affected fixed assets.

Interest expense decreased $2.0 million quarter-to-quarter and $3.4 million year-to-year. This decrease in interest expense, once again, is primarily due to the refinancing of our debt in August 2003, which resulted in significantly lower average interest rates.

You may have also noted that in the fourth quarter we have a provision for income taxes of $1.1 million. This is a non-cash deferred tax expense that was based upon our estimated effective tax rate of 38%. Based on our analysis of our tax situation going forward, we continue to believe that we will not have to pay any material cash income taxes until well into 2005.

For the full year of 2003, revenues were $238.2 million versus $235.7 million in 2002. Revenues were lower than last year due to reduced volume in our Eastern markets, primarily during the first 6 months of the year, offset by approximately $3.9 million of revenues associated with the acquired businesses.

Cost of sales were $144.4 million in 2003 compared to $144.9 million in 2002. The gross profit margin was 39.4% compared to 38.5% in 2002. Increased margin is due primarily to effective control of variable costs, particularly in our non-ice operations in the third and fourth quarters of 2003, the elimination of $1.6 million of operating expense from asset purchases and the acquisition of Service Ice and Triangle Ice. Gross profit of approximately $1.4 million was associated with these acquired operations.  Offsetting these increases were lower volume sales in our ice operations during the first 6 months of 2003 combined with the lack of proportional reduction in fixed cost during that period.

Operating expenses for 2003 were $32.0 million or 13.4% of revenues compared to $33.7 million or 14.3% in 2002. The lower expense this year was primarily related to decreased incentive compensation expense, partially offset by operating expenses associated with the acquired businesses.

EBITDA for 2003 increased $4.8 million to $61.9 million from $57.2 million in 2002.

Regarding the balance sheet. Cash and equivalents was $12.8 million compared to $6.5 million at the end of 2002. Our total debt, net of cash, was $318.1 million on December 31. At year end, our ratio of EBITDA to debt was approximately 4.3 times on a pro forma basis.

Our liquidity remains healthy. At the end of the year we were not drawn on our revolver and our total availability was approximately $24.9 million. We made our first draw on our revolver last Friday and as of yesterday had $1.5 million outstanding.

Working capital, excluding cash, at year end was higher than at the end of 2002 primarily due to the timing and amount of accrued interest as well as the effects of the merger in August and the recent acquisitions. Working capital at the end of 2004 is expected to be comparable to that at the end of 2003.

Normal capital expenditures in the fourth quarter were $2.4 million and dispositions of assets generated approximately $300,000. Annual normal CAPEX for 2003 totaled $11.1 million and dispositions totaled $1.5 million. In addition, in connection with the merger and related transactions we purchased ice factory equipment that was financed through operating leases for the purchase price of $9.5 million. In November 2003, we purchased additional leased equipment for $1.1 million. Total CAPEX, including these lease purchases, was $21.6 million.

Looking ahead to 2004, we expect gross capital expenditures to approximate $15 million and we expect to realize proceeds from dispositions of excess real estate of $1.5 to $2.0 million resulting in a net cap ex of $13.0 to $13.5 million.

Finally, let me provide some detailed guidance for 2004. We expect revenues for the full year of 2004 to be between $270-$280 million with EBITDA ranging from $75 to $80 million. This compares to pro forma 2003 revenue and EBITDA of $267.3 million and $73.8 million, respectively.

Our expectations for net income before preferred dividends are in the range of $15.8 million to $18.9 million. For the first quarter 2004, we expect revenues of $34 million to $39 million, EBITDA of negative $1.0 million to positive $2.0 million. This compares to pro forma revenue and EBITDA in the first quarter 2003 of $36.1 million and negative $.5 million, respectively.

The net loss before preferred dividends in the first quarter 2004 is expected to be in the range of $13.3 million and $10.3 million. Please note that we have also included the mid-point of our estimated ranges of depreciation and amortization expense, interest expense, non-cash income taxes and preferred dividends in our reconciliation of EBITDA to net income or loss available to common shareholders.

We expect our annual interest expense will include approximately $2 million of non-cash amortization of debt issuance costs, resulting in a cash interest expense of approximately $24 million. We continue to expect to generate approximately $35-$45 million in free cash flow in 2004.

At this point let me turn to call back over to Bill for additional comments.

B. Brick

Thanks, Steve. We’re very pleased with the strength of our new balance sheet and our partnership with our equity sponsors. This past year has been most successful with respect to the sale, financing of the company, two quality acquisitions and a strong operating performance.

We continue to appreciate the support that our debt holders have consistently provided us during this year.

Going into 2004, we look forward to continued improvements in operations and the benefits of the recent acquisitions which can be seen in the comparison of our guidance to our 2003 pro forma results.  We will also continue to assess acquisition opportunities as they arise. We plan to look primarily at small tuck-in opportunities within our existing geographic footprint.

As usual I close by thanking all of our employees at every level for their efforts without whom none of our goals could be achieved. Thank you for joining us today. Now I’d be happy to take your questions and we’ll turn it back to the operator.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a 3-tone prompt acknowledging your selection. Please ask one question and one follow up and re-queue for additional questions. If you are using speaker equipment, we ask that you lift the handset before making your selection.

Our first question comes from Ray Cheeseman with Jefferies & Company.

R. Cheeseman

Congratulations on a very nice fourth quarter, guys. You certainly exceeded my expectations. I was wondering if you could help us out as we’re looking forward. Steve, would you be able to give us the net PP&E at the year end and then some guidance on what D&A will be in ‘04?

S. Janusek

The net PP&E at year end, Ray, was $233.4 million. And that’s of course after the revaluation of our fixed assets. Our CAPEX for 2004 is right around $15 million and we expect to continue to liquidate some excess real estate, so $1.5 to $2.0 million.

R. Cheeseman	So the depreciation in ‘04 would be about what?

S. Janusek	$19 million. It’s about $19 million depreciation, $4 million of amortization of customer lists.

R. Cheeseman

You used to have to keep LC’s around because you had those leases. With the leases having gone away, does that mean the LC’s went away so that you have more availability on your credit facility than you used to?

S. Janusek	No. Our LC’s still remain around $10 million and they’re primarily related to insurance obligations.

R. Cheeseman	Oh, my mistake. Thanks very much, Steve.

Operator	Our next question comes from Alexis Gold with CIBC World Markets. Please go ahead.

A. Gold	Hi, good morning.

Management	Good morning.

A. Gold

Just a couple questions. I’m going through your guidance here and since the year, it looks to me like there’s some pretty significant margin improvement on the EBITDA line from 26% to nearly 29%. I’m just trying to figure out where that’s coming from. Even when I add back the savings from the ice factories and a couple of other things, I’m coming up probably a little bit on the lower end of that guidance and just trying to figure out if there are any synergies built in or if we should assume some improved SG&A as a percentage of overall sales.

S. Janusek

I think, Alexis, to answer that question, it’s some of all the above. Like you said, some of the margins from the elimination of ice factory leases which have partly been represented in 2003, but haven’t been fully realized until 2004, as well as the acquisitions of Service Ice and Triangle Ice. When we had our conference call, historically on those acquisitions they didn’t have a corporate overhead like we did so the margin on that acquired business is slightly higher than our existing margin, which has enhanced our existing margin as well as continued operating efficiencies from our historical CAPEX and other initiatives we have ongoing.

A. Gold

Thanks, that’s helpful. As I build out pro formas, is it safe to assume that at least on a percentage of revenue composition basis that these are similar to your percentages? If I look at your overall revenues for the year, if I go back and say that in my assumptions in the first quarter we should expect to see 14% and look at it that way going forward?

S. Janusek	I think that’s a good assumption, Alexis. And you have the first quarter guidance and I don’t think the quarters on a percentage basis will vary that significantly.

A. Gold

Ok, great.  One more question. I know that the last acquisition you made is obviously integrated. Is there any sort of thoughts going forward, any acquisitions that are on the horizon or anything we would expect to see this year?

B. Brick

Alexis, as I said, I think we have 285 competitors in our trading area and certainly we believe that some time during the year some of those smaller tuck-in will become available and when they make strategic sense at the right price, then we will move accordingly.

A. Gold	Great, thank you.

Operator	Our next question comes from Adam Moss with US Trust. Please go ahead.

A. Moss

Good morning, guys. I was just wondering, given your healthy cash position at year end and your EBITDA guidance for the first quarter. You had mentioned that you had to draw on your revolver in the first quarter. Can you just comment on perhaps why you had to do that? Thanks.

S. Janusek

Typically in our business we invest in a working capital coming into the season. That’s something we expect. Our revolver, we start to come in in the month of February, typically it peaks out in the month of April/May and then it comes down rapidly as we generate our cash flow in the second half of the year. It’s typically building up our A/R and our inventory.

A. Moss	Great. Thanks for that color.

Operator	Thank you. We have no further questions at this time. I’d like to turn the conference back over to Bill Brick for any closing comments.

B. Brick	Thank you. As usual we appreciate everyone being with us today. We look forward to a strong 2004 and we look forward to talking with you in 90 days. Thank you.

Operator

Thank you gentlemen. Ladies and gentlemen, thank you for participating in the Reddy Ice fourth quarter earnings conference call. If you’d like to listen to a replay of today’s conference, please dial 303-590-3000 and enter pass code 570613 followed by the pound sign. Thank you for participating in today’s conference. At this time you may now disconnect.